Exhibit 99.1

CONTACT:

Kiley F. Rawlins, CFA

Divisional Vice President

(704) 849-7496

http://www.familydollar.com

For Immediate Release

FAMILY DOLLAR NAMES R. JAMES KELLY PRESIDENT AND CHIEF OPERATING OFFICER
Company Announces Search for New CFO

MATTHEWS, NC, August 21, 2006 – Family Dollar Stores, Inc. (NYSE: FDO) today announced that it has promoted R. James Kelly to the position of President and Chief Operating Officer.  Mr. Kelly, age 59, joined the Company as Vice-Chairman – Chief Financial and Chief Administrative Officer in January 1997.  In his new role, Mr. Kelly will be responsible for overseeing all business operations of the Company, including store operations, merchandising, real estate, supply chain and technology functions.  The Company also announced a search for a new Chief Financial Officer.  Mr. Kelly will continue to serve as Chief Financial Officer until the position is filled.

“Since joining Family Dollar almost ten years ago, Jim has contributed significantly to the Company’s success, providing strong leadership and strategic and operational vision.  His promotion to President and COO underscores the value of his ongoing contributions to our Company.  Jim understands the needs of our customer and knows our management team well.  In his new position, Jim will lead our operations as we continue to focus on delivering better execution and stronger financial returns,” said Howard R. Levine, Chairman and Chief Executive Officer.  “In order for Family Dollar to achieve its significant growth potential, we must continue to develop both our strategy and our management.  This new organizational structure will enable me to focus more on directing our strategic agenda, including the development of our most important asset – our people.”

“Family Dollar has an outstanding leadership team, and it is a privilege to work with them as we pursue our mission of providing our customers with a more compelling place to shop, our Associates with a more compelling place to work and our investors with a more compelling place to invest,” said Jim Kelly, President and Chief Operating Officer.

About Family Dollar Stores, Inc.

With more than 6,100 stores in a 44-state area ranging northwest to Idaho, northeast to Maine, southeast to Florida, and southwest to Arizona, Family Dollar is one of the fastest growing discount store chains in the United States.  Family Dollar has provided value-conscious consumers with competitive prices at neighborhood stores for more than forty-six years.  Offering a consistent selection of name-brand and good quality merchandise in an attractive and convenient shopping environment, the Company is focused on continuing to meet the needs of shoppers looking for excellent value.

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